FOR INFORMATION CONTACT
-----------------------
AT COAST BANCORP:
HARVEY NICKELSON, PRESIDENT & CEO
(831) 458-4500
AT GREATER BAY BANCORP:
DAVID L. KALKBRENNER, PRESIDENT & CEO
STEVEN C. SMITH, EVP, CAO & CFO
(650) 813-8222

COASTBANCORP
FOR IMMEDIATE RELEASE
---------------------

                                COAST BANCORP AND
                               GREATER BAY BANCORP
                           ANNOUNCE AGREEMENT TO MERGE

SANTA CRUZ, CA; December 14, 1999 -- Coast Bancorp (Nasdaq:CTBP), Santa Cruz, California, and Greater Bay Bancorp (Nasdaq:GBBK), Palo Alto, California, announced today the signing of a definitive agreement for a merger of the two companies. Following the transaction, Coast Commercial Bank, a wholly owned subsidiary of Coast Bancorp, will operate as a wholly owned subsidiary of Greater Bay Bancorp. The merger is expected to be completed late in the first quarter of 2000 or early in the second quarter of 2000.

Coast Bancorp, founded in 1982, has banking offices in Aptos, Capitola, Santa Cruz, Scotts Valley and Watsonville, California serving individuals and the small to mid-sized business community. As of September 30, 1999, Coast Bancorp had total assets of $350.1 million and total deposits of $282.8 million. For the nine months ended September 30, 1999, net income was $5.0 million.

Harvey Nickelson, President and Chief Executive Officer of Coast Bancorp, commented, "We are pleased to join Greater Bay Bancorp, a company that has demonstrated a superior performance record with strong earnings and solid asset growth. We believe a merger with Greater Bay Bancorp will enhance our ability to serve our customers and increase our client base with even larger business organizations through expanded product offerings and increased lending capabilities. Our shareholders will benefit by receiving enhanced value for their Coast Bancorp stock and additional liquidity available through a combined market capitalization of Greater Bay Bancorp of over $650 million. Greater Bay Bancorp's Super Community Banking strategy is completely compatible with Coast Commercial Bank's philosophy of a strong, enthusiastic commitment to our local community."

David Kalkbrenner, President and Chief Executive Officer of Greater Bay Bancorp, stated, "We are excited to have Coast Bancorp join the Greater Bay super community banking family. Coast Bancorp is among the top rated California banks for safety, strength and performance. It is a quality organization with a strong management team that has demonstrated success year after year. This merger represents a unique opportunity for us to continue our expansion in the Northern California markets. We will also be pleased to welcome James Thompson, chairman of Coast Bancorp, to our Board when the merger closes."

TERMS OF THE MERGER
The terms of the agreement provide for the shareholders of Coast Bancorp to receive shares of Greater Bay Bancorp stock. Coast Bancorp currently has approximately 4,819,000 shares of common stock outstanding. If the average closing price of Greater Bay Bancorp common stock is between $32.84 and $38.16, Greater Bay Bancorp will issue 0.675 shares for each outstanding share of common stock of Coast Bancorp. If the average closing price of Greater Bay Bancorp common stock is greater than $38.16, the conversion ratio will equal the quotient obtained by dividing (a) $25.76 plus the product of 0.333 times the difference between the average closing price of Greater Bay Bancorp stock and $38.16, by (b) the average closing price of Greater Bay Bancorp stock.

If the average closing price of Greater Bay Bancorp common stock is less than $32.84, Greater Bay Bancorp may elect to exercise a top up option. In that case, the conversion ratio will equal the quotient obtained by dividing $22.17 by the average closing price of Greater Bay Bancorp stock. If Greater Bay Bancorp does not elect the top up option, Coast Bancorp may terminate the agreement. If Coast Bancorp does not terminate the agreement, the conversion ratio will be 0.675.

The merger is subject to certain conditions, including the approval of the shareholders of Greater Bay Bancorp and Coast Bancorp and regulatory approval. Upon consummation of the merger, former Coast Bancorp shareholders will own approximately 18% of Greater Bay Bancorp's outstanding shares, assuming completion of Greater Bay Bancorp's pending merger with Mt. Diablo Bancshares.

Greater Bay Bancorp and its financial services subsidiaries, Bay Area Bank, Bay Bank of Commerce, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank and Peninsula Bank of Commerce, along with its operating divisions, Greater Bay Corporate Finance Group, Greater Bay Bank Contra Costa Region, Greater Bay Bank Fremont Region, Greater Bay Bank Santa Clara Commercial Banking Group, Greater Bay International Banking Division, Greater Bay Trust Company, Pacific Business Funding and Venture Banking Group, serve clients throughout Silicon Valley, the San Francisco Peninsula and the Contra Costa Tri Valley Region, with offices located in Cupertino, Fremont, Hayward, Millbrae, Palo Alto, Redwood City, San Francisco, San Jose, San Leandro, San Mateo, San Ramon, Santa Clara, and Walnut Creek.

SAFE HARBOR
CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD LOOKING STATEMENTS RELATE TO FUTURE FINANCIAL PERFORMANCE AND CONDITION AND PENDING MERGERS. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED, SUGGESTED OR IMPLIED BY THE FORWARD LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS, INCLUDING, BUT NOT LIMITED TO, WHEN AND IF THE PROPOSED MERGERS ARE CONSUMMATED, THE SUCCESS OF GREATER BAY BANCORP IN INTEGRATING THE NEW BANKS INTO ITS ORGANIZATION AND OTHER RISKS DETAILED IN THE GREATER BAY BANCORP AND COAST BANCORP REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THEIR ANNUAL REPORTS ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998.

For investor information on Greater Bay Bancorp at no charge, call the automated shareholder information line at 1-800-PRO-INFO (1-800-776-4636) and enter code GBBK. For international access, dial 1-201-432-6555.

                                      # # #